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                               EXHIBIT (a)(1)(XIV)



                                  July 25, 2003




Dear Canyon Warrant Holder:

         Enclosed is an AMENDED OFFER TO EXCHANGE AN EXERCISE PRICE AND CERTAIN OUTSTANDING WARRANTS FOR COMMON SHARES AND NEW WARRANTS with changes we have made in response to comments by the United States Securities and Exchange Commission. Changes in this document include but are not limited to the following:

         1.       SECTION 4. PROCEDURES FOR TENDERING EXERCISE PRICE AND
                  WARRANTS

                  A new subsection was added, Rescission of Certain Terms of Election Form, whereby we have rescinded certain certification requirements on the Election Form.

         2. SECTION 6. ACCEPTANCE OF EXERCISE PRICE AND WARRANTS FOR EXCHANGE AND ISSUANCE OF COMMON STOCK AND NEW WARRANTS.

                  Upon expiration of the offer, we will promptly issue you a new share certificate and warrant certificate or, if the offer is withdrawn or your tender is not accepted by us, we will promptly return your exercise price and warrants.

         3.       SECTION 18.  FINANCIAL INFORMATION.

                  Additional Consolidated Financial Information has been included.

                  All eligible warrant holders who wish to participate in this Exchange Program must complete an Election Form, which was sent to you with our original Offer of Exchange dated July 9, 2003, and deliver a signed copy of the Election Form, along with the warrant certificate for your Outstanding Warrants and the funds representing your Exercise Price to Richard H. De Voto, President, Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401 no later than 5:00 p.m. Mountain Time, on August 6, 2003. In your Election Form, you need to indicate your election to "accept" the exchange offer, identify the Outstanding Warrants being cancelled and indicate your Exercise Price.


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         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your warrants and exercise price through the Exchange Offer as amended. You should rely only on the information in this document, and the prior documents to which we have referred you and your advisors.

         We thank you for your continued dedication and contribution to Canyon.

                                Very truly yours,

                          CANYON RESOURCES CORPORATION



                               Richard H. De Voto
                                    President

Enclosures